No.
Vancouver Registry

                     IN THE SUPREME COURT OF BRITSH COLUMBIA

         BETWEEN:

                            PRIME PLAY SYSTEMS INC.
                                                                  PLAINTIFFS

         AND:

                                E-VEGAS.COM, INC.
                                                                  DEFENDANT

                               STATEMENT OF CLAIM

     The Plaintiff is a company incorporated pursuant to the laws of the Province of British Columbia having an address for delivery c/o 800 - 885 West Georgia Street, Vancouver, British Columbia.

     2. The Defendant is a company incorporated pursuant to the laws of the State of Nevada and has its principal place of business and an address for delivery c/o 1128 - 789 West Pender Street, Vancouver, British Columbia.

     3. On January 28, 2000, the Plaintiff, then known as Dolphin Entertainment Corp., and the Defendant entered into a written agreement (the Agreement) whereby the Defendant agreed to deliver the sum of $600,000.00 to the Plaintiff on January 28, 2000 with those funds to be used by the Plaintiff to complete the purchase of all issued and outstanding shares in the capital of Prime Play Systems Inc. (Prime Play).

     4. On or about January 31, 2000, the Defendant advised the Plaintiff that it would not proceed with the Agreement and would not provide the Plaintiff with the funds to close the Prime Play transaction.

     5. On or about January 31, 2000, the Plaintiff accepted the Defendant's repudiation of the Agreement and advised the Defendant of that acceptance in writing.

     6. As a direct result of the Defendant's repudiation of the Agreement, the Plaintiff has suffered damages and financial losses, including, but limited to:

     (a) $ 10,000.00 paid as an extension fee to Royal Bank Ventures Inc.;

     (b) $12,500.00 in additional legal fees; and

     (c) $54,000.00 in additional payments required to complete the Prime Play closing.

     7. In addition, the Plaintiff has suffered further losses and damages, the particulars of which will be provided at the trial of this matter.

     8. Despite demand, the Defendant has refused or neglected to pay any of the amount owing to the Plaintiff, either in whole or in part.

     WHEREFORE, the Plaintiff claims against the Defendant as follows:

     (a) damages for breach of the Agreement in the amount of $76,500.00;

     (b) general damages;

     (c) interest pursuant to the Court Order Interest Act;

     (d) costs of this action; and

     (e) such further and other relief as to this Honourable Court seems just.



          PLACE OF TRIAL: Vancouver, British Columbia

          Dated: July 4, 2000
                                                   Solicitor for the Plantiff

     This STATEMENT OF CLAIM is prepared by JOHN C FICDICK of the firm of CLARK, Wilson, Barzisters and Solicitors, whose place of business and address for delivery is 800 -885 West Georgia Street, Vancouver, British Columbia, V6C 3HI (Telephone: (604) 687-5700, Direct Line: (604) 643-3159).